Exhibit 8.1

August 20, 2015

Vanguard Natural Resources, LLC

5847 San Felipe, Suite 3000

Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel to Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), in connection with (i) the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 21, 2015, by and among Vanguard Natural Resources, LLC, Talon Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Eagle Rock GP, L.P., a Delaware limited partnership (“Partnership GP”) pursuant to which Merger Sub will merge with and into the Partnership and (ii) the preparation of a registration statement on Form S-4 (Registration No. 333-204982) (as amended through the date hereof, the “Registration Statement”) of the Company, including the Joint Proxy Statement/Prospectus forming a part thereof, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Company relating to the transactions contemplated by the Merger Agreement. In connection with the foregoing, the Company has requested our opinion as to certain U.S. federal income tax consequences of the transactions contemplated by the Merger Agreement relating to the Company and the unitholders of the Company and as to certain U.S. federal income consequences of owning units of the Company.

In providing this opinion, we have examined the Merger Agreement and the Registration Statement including the Joint Proxy Statement/Prospectus that forms part of the Registration Statement. We have also made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. We are also relying upon the truth and accuracy at all relevant times of (i) the Company’s statements, covenants, and representations concerning the transactions contemplated by the Merger Agreement set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement and the assumption that such representations, statements and facts will be accurate and complete as of the closing date of the transactions contemplated by the Merger Agreement (as if made as of such time), (ii) the consummation of the transactions contemplated by the Merger Agreement in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Registration Statement, (iii) certain other filings made by the Company with the Commission, (iv) a representation letter provided to us by the Company in support of this opinion and the assumption that such representations will be accurate and complete as of the closing date of the transactions contemplated by the Merger Agreement (as if made as of such time), (v) a representation letter provided to us by Partnership GP in support of this opinion, (iv) any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the transactions contemplated by the Merger and (vii) other information provided to us by the representatives of the Company.

Vanguard Natural Resources, LLC
August 20, 2015

We hereby confirm that all statements of legal conclusions contained in the discussions set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and the discussion under the heading “Material U.S. Federal Income Tax Consequences of Vanguard Common Unit Ownership” in the Registration Statement constitute our opinion with respect to the matters set forth therein, subject to the assumptions, qualifications, and limitations set forth therein.

Further, we are of the opinion that, based upon the Internal Revenue Code of 1986 (the “Code”), as amended, its regulations, published revenue rulings and court decisions and the representations made by the Company and certain of its affiliates and representations made by the Partnership and assuming the Merger were consummated on the date hereof,

(i)          no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii)         no gain or loss will be recognized by holders of Parent Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(iii)        at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Capitalized terms used in the foregoing opinion that are not defined herein have the meanings assigned to them in the Merger Agreement.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Joint Proxy Statement/Prospectus, and the representation letters, may affect the conclusions stated herein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.

Vanguard Natural Resources, LLC
August 20, 2015

This opinion is furnished to you and is for your use solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, consent to the incorporation by reference of this opinion into the Registration Statement and consent to the reference to our firm and this opinion contained in the Registration Statement. In giving our consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ PAUL HASTINGS LLP